EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (No. 333-52005) on Form S-1 of U.S. Timberlands Company, L.P., and subsidiaries of our report dated January 27, 1999, except as to the third and fourth paragraphs of Note E[2], the dates of which are February 16, 1999 and April 12, 1999, respectively, relating to the consolidated balance sheet of U.S. Timberlands Company, L.P. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, changes in partners' capital and cash flows for the year then ended, which report appears in the December 31, 1998 Annual Report on Form 10-K of U.S. Timberlands Company, L.P. and subsidiaries.

                                          Richard A. Eisner & Company, LLP

New York, New York
April 14, 1999


                                       45